EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Nos. 333-47352, 333-32269, 333-89072 and 333-125484) on Forms S-8 of Independent Bank Corporation of our report dated March 5, 2008 with respect to the consolidated financial statements of Independent Bank Corporation, and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Independent Bank Corporation for the year ended December 31, 2007.
          /s/  Crowe Chizek and Company LLC
Grand Rapids, Michigan
March 11, 2008